Exhibit 10.28

SECOND AMENDMENT TO LEASE AGREEMENT

This Second Amendment to Lease Agreement (the “Second Amendment”) is made as of September 15, 2018 (the “Effective Date”), by and between ConversionPoint Technologies, Inc., a Delaware corporation (“Tenant”) and AtGlenwood, LLC, a Minnesota limited liability company (“Landlord”).

RECITALS

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated June 1, 2014, as amended pursuant to that certain Lease Amendment by and between Landlord and Tenant, dated as of June 1, 2018 (collectively, the “Lease”); and

WHEREAS, the parties now desire to further amend the Lease as more fully detailed below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.       Premises. The Premises is hereby amended to mean 30,348 square feet (12,313 square feet of office and 18,217 square feet of warehouse), as depicted more clearly on Exhibit A attached hereto.

2.       Rent. Tenant shall make monthly payments of gross rent equal to $30,600.00 per month.

3.       Bay 9 Usage. Tenant understands that Bay 9, comprising approximately 1,564 square feet of warehouse, is being primarily used by Landlord for housing of its facilities maintenance machinery and tools and other miscellaneous needs. Tenant shall have the right upon 90 days written notice to force Landlord to vacate and the rental payments outlined in paragraph 2 above shall be adjusted upward accordingly.

4.       Utilities. In addition to its rental payment obligations, Tenant shall be solely responsible for paying its gas bill.

5.       Other Terms. Except as explicitly amended by this Second Amendment, all of the terms and conditions of the Lease shall remain in full force and effect. In the event of any conflict between the terms and conditions of this Second Amendment and the terms and conditions of the Lease, this Second Amendment shall prevail.

6.       No Broker. Tenant represents and warrants to Landlord that it has not dealt with any broker in connection with this Second Amendment. Tenant hereby indemnifies and holds Landlord harmless from any and all losses, liability, costs, or expenses (including attorney fees) incurred as a result of any breach of the foregoing warranty.

7.       Choice of Law. The Lease and this Second Amendment shall be governed by the laws of the State of Minnesota.

8.       Entire Agreement. This Second Amendment contains the entire understanding between the parties and supersedes any prior or contemporaneous written or oral agreements between the parties. There are no representations, warranties, agreements, arrangements, or understandings, oral or written, between the parties relating to the subject matter of this Second Amendment except as stated herein.

9.       Counterparts. This Second Amendment may be signed in one or more counterparts, each of which shall constitute an original, but all of which together shall be one and the same document. An email copy of a party’s signature shall be deemed the original signature for all purposes under this Second Amendment.

IN WITNESS WHEREOF, this Second Amendment is executed effective as of the Effective Date.

TENANT:		LANDLORD:

ConversionPoint Technologies, Inc.		AtGlenwood, LLC
By:	/s/ Robert Tallack	By:	/s/ Haig Newton
Name: Robert Tallack		Name: Haig Newton
Its: CEO		Its: Managing Member

Exhibit A